Exhibit 99.1

HANSEN MEDICAL REPORTS 2010 THIRD QUARTER RESULTS

Record Number of EP Procedures Conducted; Key Clinical Milestones Reached

MOUNTAIN VIEW, CA – November 3, 2010 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its recent business highlights and financial results for the third quarter ended September 30, 2010.

Recent Business Highlights

•

Systems: The company shipped three Sensei® Robotic Catheter Systems during the third quarter and recognized revenue on two systems. The company has shipped a cumulative total of 94 Sensei systems worldwide.

•

Procedures: Sensei procedures during the quarter increased 42% to a record 629 as compared to the third quarter of 2009 and 48% year to date over the first nine months of 2009. Strong procedure trends are expected to continue in Q4.

•

New Flexible Catheter Vascular Robotic System: The company announced the successful completion of its first-in-man clinical study. Based on this success, the company is expecting a Philips milestone payment in Q1 of 2011 and anticipates commercialization in mid-2011.

•

New Products: The company announced the first sale of the Lynx™ Irrigated Ablation Catheter in Europe and its first successful use treating patients with atrial fibrillation (AF). The company also launched enhancements to its Sensei X Robotic System with the introduction of compatibility with St. Jude Medical’s next generation Ensite Velocity Cardiac Mapping System™ to improve clinical efficiency and ease of use.

•	Clinical Trials: Unconditional IDE approval was received from the FDA for the clinical trial evaluating use of the Sensei Robotic Catheter System and the Artisan™ Control Catheter in patients with AF.

•	Operating Expenses: Operating expenses for the quarter decreased $2.9 million from the second quarter of 2010 and $2.6 million from Q3 2009.

“The entire organization has re-focused on commercial execution,” said Bruce Barclay, president and chief executive officer of Hansen Medical. “There are a series of clinical and operational achievements that will combine to create marketplace traction and expansion over the coming 12 months, and we are ahead of schedule on many of these elements. Especially significant is the recent successful first-in-man experience with our vascular robotic system – an important step towards entering a market approximately 10 times the size of our current opportunity.” Barclay added, “In addition, we are very encouraged by the record number of EP procedures during the quarter demonstrating the continued market acceptance, safety and clinical relevance of our products.”

2010 Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2010 was $3.5 million compared to revenue of $4.6 million in the same period in 2009. Procedures performed in the period grew to a record 629 worldwide. During the third quarter, the company recognized revenue on two Sensei Robotic Systems as well as shipment of 581 catheters. The company shipped a total of three systems during the quarter; one of which was recognized as revenue and two of which will be recognized as revenue as they are installed and physicians are trained. In addition, one system from deferred revenue that had been shipped in a prior quarter was recognized as revenue in the third quarter of 2010. As of September 30, 2010, the company had a total deferred revenue balance of $10.4 million. The company has shipped 15 Sensei systems that have not been recognized as revenue.

Cost of goods sold for this year’s third quarter was $3.2 million and included non-cash stock compensation expense of $201,000. As a result, gross profit for the quarter was $338,000 and gross margin was 9.7 percent. This compares to gross profit of $1.3 million and gross margin of 28.4 percent for the same period in 2009, which included non-cash stock compensation expense of $180,000. Looking ahead for the remainder of 2010, the company expects that cost of goods sold, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels change and as revenues fluctuate due to changes in system and catheter sales volumes, the timing of revenue recognition on shipped systems, product mix and average sales prices of systems and catheters.

Research and development expenses for the 2010 third quarter, including non-cash stock compensation expense of $388,000, were $4.2 million, compared to $4.9 million for the same period in 2009, which included non-cash stock compensation expense of $592,000. The decrease in research and development expenses was primarily the result of an offset to the company’s research and development costs arising from the financial accounting for the company’s receipt of product development milestone payments under the company’s joint development agreement with Philips. During the remainder of 2010, the company expects research and development expenses to be flat compared to 2009 principally due to the on-going development and commercialization activities of the vascular system platform, the atrial fibrillation clinical trial sponsored by the company, engineering activities to support the fiber optic shape sensing and localization technology under the company’s Luna Innovations development agreement, offset by funded development costs from Philips.

Selling, general and administrative expenses for the third quarter of 2010, including non-cash stock compensation expense of $679,000, were $6.2 million, compared to $8.2 million for the same period in 2009, which included non-cash stock compensation expense of $794,000. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses and a decrease in legal costs primarily associated with the Luna litigation in 2009. During the remainder of 2010, the company expects selling, general and administrative expenses to decline from 2009 levels primarily as a result of a decrease in legal and accounting expenses.

Other expense, net, for this year’s third quarter was $2.1 million, compared to other expense, net, of $194,000 for the same period in 2009. The increase was primarily due to a $1.9 million write-down of the company’s equity investment in Luna as the impairment of its value was considered other than temporary.

Net loss for the 2010 third quarter, including total non-cash stock compensation expense of $1.3 million, was $12.1 million, or $0.23 loss per share, based on average shares outstanding of 53.8 million shares. Net loss for the third quarter of 2009, including non-cash stock compensation expense of $1.6 million, was $11.9 million, or $0.32 loss per share, based on average shares outstanding of 37.4 million shares.

Cash, cash equivalents and short-term investments as of September 30, 2010 were $35.3 million, compared to $28.3 million as of December 31, 2009. The higher cash, cash equivalents and short-term investments balance is primarily due to the successful completion of a secondary public offering of common stock in the second quarter of 2010, which included the sale of approximately 16.1 million shares with net proceeds to the company, after expenses, of approximately $29.8 million offset by $22.8 million used to finance operations.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2010 third quarter results today, November 3, 2010, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-2321 or 480-629-9714. An audio replay will be available approximately one hour after the completion of the conference call through November 10, 2010, by calling 877-870-5176 or 858-384-5517, and entering access code 4379093.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Sensei® system and its Sensei X Robotic Catheter System were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. The flexible robotic platform is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. The safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen Medical intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expected timing of commercializing our vascular robotic system, expectations regarding procedure and shipment trends, and the planned impact of planned clinical and operating actions. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, potential safety and regulatory issues that could delay, suspend or terminate clinical studies, regulatory approvals or sales, challenges in designing, engineering and manufacturing systems to function as intended, uncertain timelines, costs and results of clinical trials and development new products, our ability to plan and manage cost-reduction or operational efficiency initiatives, the scope and validity of intellectual property rights applicable to products being developed, and our ability to remediate material weaknesses in internal controls over financial reporting. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on August 6, 2010. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, are registered trademarks, and Artisan and Lynx are trademarks of Hansen Medical, Inc. in the United States and other countries.

EnSite Velocity is a trademark of St. Jude Medical.

Investor Contacts:

Peter Osborne	Matt Clawson
Interim CFO	Allen & Caron Inc
Hansen Medical	949.474.4300
650.404.5800	matt@allencaron.com

TABLES FOLLOW

HANSEN MEDICAL

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues	$3,499	$4,565	$13,160	$14,969
Cost of goods sold	3,161	3,268	11,203	11,313

Gross profit	338	1,297	1,957	3,656

Operating expenses:
Research and development	4,176	4,879	15,016	15,481
Selling, general and administrative	6,231	8,153	21,151	28,168
Gain on settlement of litigation	—	—	(10,003)	—

Total operating expenses	10,407	13,032	26,164	43,649

Loss from operations	(10,069)	(11,735)	(24,207)	(39,993)
Other expense, net	(2,073)	(194)	(2,696)	(754)

Net loss	$(12,142)	$(11,929)	$(26,903)	$(40,747)

Basic and diluted net loss per share	$(0.23)	$(0.32)	$(0.57)	$(1.25)

Shares used to compute basic and diluted net loss per share	53,784	37,418	47,213	32,693

HANSEN MEDICAL

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investments	$35,312	$28,279
Accounts receivable	4,429	6,888
Inventories, net	6,273	7,406
Deferred cost of goods sold	2,803	2,535
Prepaids and other current assets	1,725	1,929
Property and equipment, net	10,947	13,460
Note receivable	4,171	—
Other assets	363	244

Total assets	$66,023	$60,741

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$1,847	$2,068
Deferred revenues	10,414	9,463
Debt	7,130	9,803
Other liabilities	6,005	5,654

Total liabilities	25,396	26,988

Stockholders’ equity	40,627	33,753

Total Liabilities and Stockholders’ Equity	$66,023	$60,741

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